Exhibit 99.1

MICHAEL FOODS REPORTS THIRD QUARTER RESULTS; EBITDA RISES 16% FROM CONTINUING OPERATIONS

MINNETONKA, November 1 — Michael Foods, Inc. today reported financial results for the three and nine month periods ended September 30, 2004.

Net earnings for the three months ended September 30, 2004 were $8.1 million, compared to $9.8 million in the 2003 period, a decrease of 17%. Net sales for the three months ended September 30, 2004 were $323.9 million, compared to $346.1 million in the 2003 period, a decrease of 6%. Net earnings for the nine months ended September 30, 2004 were $23.7 million, compared to $24.5 million in the 2003 period, a decrease of 3%. Net sales for the nine months ended September 30, 2004 were $989.2 million, compared to $968.2 million in the 2003 period, an increase of 2%.

Michael Foods sold its Dairy Products Division effective September 30, 2003. Comparing 2004 third quarter results to pro forma results for the continuing businesses for the 2003 period, net earnings increased $0.5 million, or 7%, and net sales increased $29.6 million, or 10%. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the three months ended September 30, 2004 were $42.2 million, compared to pro forma EBITDA of $36.4 million in the 2003 period, an increase of 16%.

Comparing 2004 nine month results to pro forma results for the continuing businesses for the first nine months of 2003, net earnings increased $5.1 million, or 28%, and net sales increased $165.6 million, or 20%. EBITDA for the nine months ended September 30, 2004 was $128.5 million, compared to pro forma EBITDA of $105.2 million in the 2003 period, an increase of 22%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “EBITDA results for the third quarter continued to exceed our operating plan. Once again, volume growth was the key, particularly for our largest division – Egg Products. Egg Products third quarter unit sales rose a healthy 7%, with excellent volume results from our value-added lines, such as extended shelf-life liquid, precooked and hardcooked egg products. On the earnings side, our results were helped by a lower egg market, which reduced our overall egg costs. These lower costs supported improved profits across our value-added and industrial product lines.”

Ostrander added, “Our second largest division, Refrigerated Distribution, saw third quarter sales rise slightly, with higher selling prices prevailing for cheese and butter. Our branded cheese unit sales were strong, but high cheese sourcing costs reduced margins and EBITDA for this division. Lastly, third quarter results for Potato Products were mixed. Overall, sales volumes were good, with an increase of 7%. However, the sales growth occurred on the lower margin foodservice side, with slightly lower year-over-year volumes seen from our key retail business. This shift in sales mix held down our Potato Products profitability.”

Ostrander concluded, “We continued to generate strong free cash flow in the third quarter. Our cash generation has been notable since our re-LBO transaction last fall.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Three months ended Sept. 30, 2004:
External net sales	$234,945	$68,713	$20,213	N/A	$323,871
EBITDA*	36,859	3,640	3,402	(1,706)	42,195
Three months ended Sept. 30, 2003 (a):
External net sales	$207,796	$67,750	$18,730	N/A	$294,276
EBITDA*	30,098	4,365	3,854	(1,926)	36,391
Nine months ended Sept. 30, 2004:
External net sales	$719,658	$210,652	$58,857	N/A	$989,167
EBITDA* (b)	111,912	12,281	9,231	(4,953)	128,471
Nine months ended Sept. 30, 2003 (a):
External net sales	$575,570	$193,029	$54,943	N/A	$823,542
EBITDA* (b)	85,619	14,706	9,777	(4,861)	105,241

*	as defined in our senior credit facility.

(a)	The periods ended September 30, 2003 are presented on a pro forma basis. The pro forma amounts include external net sales and EBITDA of the Company’s predecessor for the three and nine month periods ended September 30, 2003 exclusive of operations from the Dairy Products Division that was sold effective September 30, 2003.

(b)	Egg Products results include approximately $2,000 related to amounts received under patent infringement settlements in the 2004 period and approximately $3,700 related to other litigation settlements received in the 2003 period.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended September 30, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$12,960	$1,464	$884	$(7,203)	$8,105
Interest expense, excluding amortization of debt issuance costs	73	—	—	9,699	9,772
Amortization of debt issuance costs	—	—	—	510	510
Income tax expense	7,942	920	560	(4,340)	5,082
Depreciation and amortization	14,049	1,122	1,832	3	17,006
Equity sponsor management fee	—	—	—	375	375
Industrial revenue bonds related expenses	227	—	—	—	227
Other non-recurring charges related to acquisition accounting	166	—	—	—	166
Other	1,442	134	126	(750)	952

EBITDA	$36,859	$3,640	$3,402	$(1,706)	$42,195

The following table reconciles our net earnings to EBITDA for the three months ended September 30, 2003 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$10,386	$2,175	$1,594	$(4,387)	$9,768
Interest expense, excluding amortization of debt issuance costs	107	—	—	10,402	10,509
Amortization of debt issuance costs	—	—	—	1,379	1,379
Income tax expense	6,619	1,370	1,000	(2,692)	6,297
Depreciation and amortization	10,965	710	1,171	8	12,854
Equity sponsor management fee	—	—	—	317	317
Industrial revenue bonds related expenses	249	—	—	—	249
Dairy Products Division net earnings	—	—	—	(2,814)	(2,814)
Income tax expense related to Dairy Division	—	—	—	(1,770)	(1,770)
Corporate costs allocated to Dairy Division	—	—	—	(775)	(775)
Other	1,772	110	89	(1,594)	377

EBITDA	$30,098	$4,365	$3,854	$(1,926)	$36,391

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include

M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

(000’s, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	Company	Predecessor	Company	Predecessor
Net sales	$323,871	$346,065	$989,167	$968,209
Cost of sales	267,140	286,900	819,614	800,753

Gross profit	56,731	59,165	169,553	167,456
Selling, general & administrative	33,117	30,889	97,986	91,220

Operating profit	23,614	28,276	71,567	76,236
Interest expense, net	10,576	11,873	32,137	35,840
Other expense (income)	(149)	338	923	325

Earnings before income taxes	13,187	16,065	38,507	40,071
Income tax expense	5,082	6,297	14,832	15,556

NET EARNINGS	$8,105	$9,768	$23,675	$24,515

			September 30, 2004	December 31, 2003
Selected Balance Sheet Information:
Cash and equivalents			$96,252	$45,594

Accrued interest			7,706	4,527

Total debt, including current maturities			786,651	790,076

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs and grain feed inputs, which can result in pricing and profit margin volatility for certain egg products. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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11-01-04